Exhibit 99.1

THIRD QUARTER RESULTS

October 29, 2009

TO: Member CEOs and CFOs

As the Federal Home Loan Bank of Boston (the Bank) prepares its quarterly report on Form 10-Q for the period ending September 30, 2009, we want to share with you our unaudited third quarter results. It is important to the Bank to ensure full transparency and open communication with you regarding our results. We expect to file our quarterly report with the Securities and Exchange Commission next month, which will include our final and complete unaudited results.

The Bank recorded a net loss of $105.4 million for the third quarter of 2009. As conveyed in recent stockholder meetings held in each New England state, the primary challenge for the Bank continues to be losses due to the other-than-temporary impairment of its investments in private-label mortgage-backed securities resulting in a credit loss of $174.2 million during the quarter. The associated non-credit loss on these securities this quarter is $1.6 million and results in an accumulated other comprehensive loss of $1.0 billion at September 30, 2009. Retained earnings were $136.3 million at September 30, 2009, down from $241.7 million at June 30, 2009. The Bank remained in compliance with all regulatory capital ratios as of September 30, 2009. Please refer to the enclosed Third Quarter 2009 Operating and Balance-Sheet Highlights (unaudited) for additional information on the Bank’s financial results.

The ongoing impact of the economy as well as the housing and capital markets is likely to continue to provide challenges for the Bank going forward. As noted in previous communications, the underlying credit quality of certain investments in the Bank’s portfolio, particularly the Bank’s investments in private-label mortgage-backed securities, remains vulnerable. We believe that it is critical that we consistently update our modeling assumptions in determining the other-than-temporary-impairment of our investments to reflect trends impacting the loans contained in these investments. These trends include continued rising unemployment despite signs of economic recovery, some further decline in housing prices followed by slower house price recovery, and extremely limited refinancing opportunities for borrowers whose houses are now worth less than the balance of their mortgages. These trends lead to higher default rates, lower voluntary prepayment rates, and deepened loss severities.

The Bank’s Form 10-Q for September 30, 2009, will include additional information on the performance and condition of our investment portfolio.

With these challenges in mind, we remain focused on our long-term agenda: returning the Bank to profitability, preserving the Bank’s capital base, and building retained earnings. We have begun to implement elements of a plan we have adopted that will, over time, work to restore the Bank to a position where we can once again repurchase stock, pay members a dividend, and fund the Affordable Housing Program. We have already taken steps to reduce operational costs, identify other sources of income, and improve the depth and breadth of programs we offer our members. As always, we remain available to members as a reliable source of liquidity, regardless of the economic environment, and will keep you informed of our progress.

If you have any questions regarding the Bank’s third quarter results, please contact Chief Financial Officer Frank Nitkiewicz (617-292-9624) or me (617-292-9610). Thank you for your continued patience and support.

Regards,

Edward A. Hjerpe III

President and Chief Executive Officer

Enclosure

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Forward-Looking Statements

This letter, including the Third Quarter 2009 Operating and Balance-Sheet Highlights (unaudited) that follows, uses forward-looking statements based on the Bank’s expectations as of the date hereof. The words “expects”, “will”, “is likely”, “believe” and similar statements and their negatives are used in this notification to identify such forward-looking statements. The Bank cautions that, by their nature, forward-looking statements involve risks and uncertainties, including, but not limited to, instability in the credit and debt markets, economic conditions (including effects on, among other things, mortgage-backed securities), changes in interest rates, and prepayment spreads on mortgage assets. The Bank does not undertake to update any forward-looking statement herein or that may be made from time to time on behalf of the Bank.

Federal Home Loan Bank of Boston

Third Quarter 2009 Operating and Balance-Sheet Highlights (unaudited)

Third Quarter 2009 Operating Highlights:

•                  Net income for the third quarter was a net loss of $105.4 million, compared with net income of $49.7 million for the same period in 2008. The $155.1 million decrease was primarily driven by losses due to the other-than-temporary impairment of its investments in private-label mortgage-backed securities, resulting in a credit loss of $174.2 million at September 30, 2009. The non-credit portion of the impairment charge was $1.6 million, affecting 15 securities for the first time at September 30, 2009, along with 82 others that were previously determined to be other-than-temporarily impaired.

•                  Net interest income for the third quarter of 2009 was $81.8 million, compared with $84.2 million for the same period in 2008. The $2.4 million decline was due to an $18.1 billion decline in the average balance of earning assets, partly offset by a 17 basis point increase in the Bank’s net interest spread to 44 basis points.

Third Quarter 2009 Balance-Sheet Highlights:

•                  Total assets declined 24.8 percent to $60.4 billion at September 30, 2009, down from $80.4 billion at yearend 2008.

•                  Advances decreased 33.4 percent to $37.9 billion, compared with $56.9 billion at yearend 2008, and represent 62.8 percent of total assets. The decline was primarily driven by a significant increase in deposits held by member financial institutions, the de-levering of members’ balance sheets, and the availability of other wholesale funding alternatives that were less available earlier in the credit crisis.

•                  Investments and short-term money-market instruments decreased slightly to $18.6 billion at September 30, 2009, compared with $18.9 billion at yearend 2008.

•                  Mortgage assets decreased to $3.6 billion at September 30, 2009, compared with $4.2 billion at yearend 2008.

•                  GAAP capital declined to $2.6 billion at September 30, 2009, compared with $3.4 billion at yearend 2008. The decline reflects the cumulative impact on retained earnings and accumulated other comprehensive loss of fair-value declines associated with securities deemed to be other than temporarily impaired. At September 30, 2009, the Bank’s total regulatory capital-to-assets ratio was 6.4 percent, exceeding the 4.0 percent requirement, and its risk-based capital was $3.9 billion, exceeding its $1.6 billion requirement.